UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2020

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	001-10613			59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)			(I.R.S. employer identification no.)

	11780 U.S. Highway One, Suite 600
	Palm Beach Gardens,	FL	33408
	(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 627-7171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 3, 2020, Dycom Industries, Inc. (“Dycom”) announced the completion of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 0.75% Convertible Senior Notes due 2021 (the “Convertible Notes”). In connection with the Tender Offer, Dycom repurchased $234,733,000 aggregate principal amount of the Convertible Notes. Dycom used available cash to repurchase the Convertible Notes tendered in the Tender Offer. In connection with the Tender Offer, Dycom terminated convertible bond hedge transactions and warrant transactions, which were entered into at the time of the offering of the Convertible Notes, in an amount corresponding to the portion of the Convertible Notes accepted for purchase in the Tender Offer. In connection with the termination of the convertible bond hedge transactions and warrant transactions, the counterparties to these transactions were expected to sell shares of Dycom common stock in secondary market transactions, and/or unwind various derivative transactions with respect to Dycom common stock. This activity may impact the market price of our common stock and it may adversely affect the market value of the Convertible Notes that remain outstanding. A copy of the press release announcing the completion of, and providing information related to, the Tender Offer and the related transactions is incorporated as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated into Item 8.01 of this Current Report on Form 8-K by reference.

On June 4, 2020, Dycom announced that it intends to repay $400.0 million of outstanding borrowings under the revolving credit facility (the “Revolving Credit Facility) of its Amended and Restated Credit Agreement, dated as of October 19, 2018 (the “Credit Agreement”), entered into with the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer. Dycom will use available cash to make this repayment on the Revolving Credit Facility on June 8, 2020. As discussed in Dycom’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 23, 2020, Dycom had previously borrowed additional amounts under the Revolving Credit Facility as a protective measure.

Following the completion of the Tender Offer and the repayment of $400.0 million of outstanding borrowings under the Revolving Credit Facility, Dycom will have approximately $58.3 million aggregate principal amount of the Convertible Notes outstanding, $275.0 million of outstanding borrowings under the Revolving Credit Facility, and $438.8 million of term loans outstanding under the Credit Agreement. Dycom may, upon notice to the Administrative Agent, at any time and from time to time, voluntarily prepay amounts borrowed under the Credit Agreement, in whole or in part, without penalty, subject to payment of certain costs. During the quarter ending July 25, 2020, borrowings under the Credit Agreement are expected to bear interest at 1.75% plus LIBOR, which is based upon Dycom’s consolidated net leverage ratio as defined by the Credit Agreement. The Company expects non-cash amortization of debt discount on Notes of approximately $1.7 million for the quarter ending July 25, 2020, based on the amount of the Convertible Notes outstanding during the period. A copy of the Credit Agreement was included as an exhibit to Dycom’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2018.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press release dated June 03, 2020 by Dycom Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 4, 2020

DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary